Exhibit 21

Entity	Chief Executive Offices or Principal Place of Business	Jurisdiction of Organization	FEIN	Company Organizational Numbers

NeuMedia, Inc.	2000 Avenue of the Stars, Suite 410, LA CA 90067	Delaware	22-2267658	4423588

Twistbox Entertainment, Inc.	14242 Ventura Blvd., 3rd Floor Sherman Oaks, CA 91423	Delaware	80-0058995	4207607

WAAT Media Corp.	14242 Ventura Blvd., 3rd Floor Sherman Oaks, CA 91423	Delaware		4253647

Twistbox Entertainment Ltd. (Russia)	Smolensky Passage, 3 Smolenskaya sq. 7th floor, Moscow 121099, Russia	Russian Federation		43909

Twistbox Entertainment Limited (UK)	Central Court 25 Southhampton Buildings Chancery Lane London WC2A 1AL-UK	United Kingdom		5418091

Twistbox Entertainment LTDA (Brazil)	Rua Frei Duarte Jorge de Mendonca, 100, 12 andar, Sao Paulo, SP 05725-060, Brazil	Brazil		09.091.052/00001-95

WAAT Media Chile SA	Moneda Nº 970, Piso 8, Santiago de Chile	Chile		76-615-370-4

WAAT Media Ltd Colombia	CI 69 No 11 A-53, Bogota, Colombia CP 1, Colombia	Colombia		76-615-370-4

Twistbox Games Ltd. & Co KG (DE)	Lohbachstr. 12 58239 Schwerte Germany	Germany		DE814164894

Twistbox Games Ltd (UK)	Central Court 25 Southhampton Buildings Chancery Lane London WC2A 1AL-UK	United Kingdom		05145811